EXHIBIT 99.1

Heritage Oaks Bancorp Announces Results for the Third Quarter 2012

  Third quarter net income was $6.4 million, $4.5 million more than the second quarter of 2012 and $4.3 million higher than the third quarter of 2011. Included in third quarter earnings is the reversal of the Company's remaining deferred tax asset valuation reserve of $4.1 million.
  Total deposits grew $21.1 million from the second quarter, of which $17.5 million was growth in non-interest bearing demand deposits. Total deposits grew $68.8 million or 11.6% from the fourth quarter of 2011.
  Gross loans increased $14.7 million from the second quarter, marking the second consecutive quarter of loan growth for the Company.
  Provision for loan losses was $1.3 million in the third quarter, down $1.8 million from the second quarter. The allowance for loan losses was 2.65% of total loans at September 30, 2012.
  On September 27, 2012, the Company announced it entered into a definitive agreement to acquire the Morro Bay branch of Coast National Bank and approximately $30 million of related branch deposits. This transaction is expected to close by year-end 2012, pending regulatory approval.
  In early October, a $5.0 million pay-off was received against a loan that was included in classified and non-accrual loans as of September 30, 2012. This transaction will be reflected as a $3.9 million reduction in classified and non-accrual loans and a $1.1 million recovery to the allowance for loan losses in the fourth quarter of 2012.

PASO ROBLES, Calif., Oct. 25, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company") (Nasdaq:HEOP), the holding company of Heritage Oaks Bank (the "Bank"), today reported net income of $6.4 million for the third quarter 2012, $4.5 million higher than reported in the second quarter and $4.3 million higher than that reported in the third quarter 2011. The increase in net income from the prior quarter was primarily attributable to a $2.7 million increase in the tax benefit largely due to the reversal of the Company's remaining deferred tax asset (DTA) valuation allowance of $4.1 million as compared to a $0.7 million partial reversal in the second quarter, a $1.8 million reduction in the provision for loan losses, a $0.3 million reduction in non-interest expenses and a $0.2 million increase in net interest income. After incorporating accrued dividends and accretion on preferred stock of $0.4 million, net income available to common shareholders for the third quarter was $6.1 million. Net income per basic common share was $0.24 and net income per diluted common share was $0.23 in the third quarter, $0.18 and $0.17 higher than the basic and diluted income per share, respectively, reported in the second quarter of 2012.

Pre-income tax earnings for the third quarter were $3.5 million, $1.8 million higher than the prior quarter. The third quarter earnings before income taxes and the provision for loan loss expense were $4.8 million, substantially unchanged from the second quarter of 2012 and $0.4 million higher than the third quarter of 2011.

"I am delighted by the progress we are making in achieving the strategic goals we outlined at the start of this year, which included: continuing to improve credit quality; increasing efficiency; providing outstanding service and value to our customers; and growing our earning asset base, which is mitigating the impacts of rate compression and should ultimately lead to top line growth," said Simone Lagomarsino, CEO and President of Heritage Oaks Bancorp. "This is the second consecutive quarter of loan portfolio growth for the Company, the fourth consecutive quarter of core deposit growth and our classified assets to tier 1 capital plus allowance for loan loss ratio declined to 41.6%, marking the lowest level the Bank has achieved in the last two years. Further, our efficiency ratio improved to 65.5% as compared to 66.5% a year ago and efforts to improve upon this are continuing," said Ms. Lagomarsino.

"From a business growth perspective, last quarter we announced several front line sales and account relationship officer hires who are already making a difference and contributing to the growing commercial, agri-business and consumer mortgage loan pipelines. In the third quarter, we opened our Ventura County loan production office (LPO) and we expect to open our next loan production office in the city of Goleta in Santa Barbara County by year-end 2012. Both of these LPOs will provide additional fuel for growth and have the potential to be converted to full service branches in the future. Further, we recently announced that we have entered into a definitive agreement to acquire Coast National Bank's Morro Bay branch. The addition of the $30 million in deposits acquired in this transaction with our existing customer deposits in Morro Bay will place us in second position in terms of market share in Morro Bay and enable us to efficiently serve these customers. In addition, the branch location and amenities are far superior to our previous branch location, which will allow us to better serve our customers in Morro Bay," said Ms. Lagomarsino.

Third Quarter Operating Results

Net interest income was $10.6 million in the third quarter, $0.2 million higher than the prior quarter. The primary reason for the increase was a $17.0 million increase in average earning assets, primarily driven by loan portfolio growth and, to a lesser extent, an increase in the investment security portfolio. Partly offsetting the increase in the earning asset volume was a decrease of 5 basis points in net interest margin from 4.41% in second quarter to 4.36% in the third quarter. The net interest margin compression in the third quarter largely resulted from a decrease in the loan portfolio yield which dropped 15 basis points in the third quarter to 5.70% and led to a 9 basis point drop in the overall earning asset yield to 4.75%. The security portfolio yield was largely flat in third quarter, increasing 3 basis points to 2.66%. Partly offsetting the decline in the earning asset yield was a 4 basis point decrease in the overall cost of funds which declined to 0.42% in the third quarter largely due to growth in our non-interest bearing demand deposits and additional pricing actions to reduce the overall cost of interest bearing deposit products in line with current market conditions.

We continue to anticipate net interest margin pressure due to the very low interest rate environment, a competitive environment for quality loan relationships, some refinancing activity of existing loans at lower rates, and a change in the mix of our loan portfolio. We expect to minimize the impact of the pressure on our net interest margin over the short term by growing the loan portfolio in place of lower yielding security portfolio investments, through reductions in non-accrual loan balances and through modest reductions in the cost of deposits and borrowings.

Non-interest income was $3.0 million in the third quarter, $0.5 million less than in the second quarter. The decrease in non-interest income was primarily due to a $0.7 million decrease in gain on sale of investment securities, partly offset by a $0.2 million increase in mortgage revenues driven by higher mortgage origination volumes which are sold to investors. Mortgage origination volume in the third quarter was $56.9 million as compared to $53.9 million in the second quarter of 2012. On a year-to-date basis, mortgage revenues were $3.1 million, up 75% from a year ago, reflecting increased focus on originations, investments made in staffing and infrastructure and more favorable market conditions.

In the third quarter 2012, non-interest expense decreased $0.3 million from the prior quarter. Contributing to lower non-interest expense quarter over quarter was a $0.6 million reduction in the provision for mortgage repurchases, which was partially offset by $0.2 million higher outside service costs, mainly consisting of consulting expenses and a $0.2 million increase in other general operating expenses.

The Company recorded a $1.2 million provision for income taxes in the third quarter of 2012 and an adjustment of the remaining $4.1 million of DTA valuation allowance as a credit to income tax expense, resulting in a net income tax benefit of $2.9 million in the third quarter of 2012. The effective tax rate of the underlying $1.2 million in income tax provision was approximately 33.3%, which should be representative of the effective rate for the remainder of 2012.

Asset Quality: In the third quarter of 2012, non-accrual loans decreased $0.4 million to $20.5 million of which $15.8 million were still paying as agreed at the end of the quarter. In early October, we received a $5.0 million pay-off on a loan that was reported as classified and was included in the portion of non-accrual loans that were paying as agreed at September 30, 2012. This payment will be reflected as a $3.9 million reduction in both classified and non-accrual loans and a $1.1 million recovery to the allowance for loan losses in the fourth quarter of 2012. Total non-performing assets, inclusive of non-accrual loans, decreased $0.9 million to $21.1 million in the third quarter. Non-performing loans to gross loans decreased to 3.02% as of the end of the third quarter. The percentage of non-performing assets to total assets was 1.99% at the end of the third quarter.

Classified loans totaled $57.6 million at the end of the third quarter 2012, down $3.4 million from the prior quarter. Classified assets, inclusive of classified loans, were $58.5 million at the end of the third quarter, down $3.8 million from $62.3 million at the end of the second quarter. Other real estate owned (OREO) at September 30, 2012 was $0.6 million, $0.5 million less than at the end of the second quarter due to property sales during the third quarter, which resulted in a gain on sale of $0.1 million. The overall classified assets to tier 1 capital plus allowance for loan loss ratio was 41.6% at the end of the third quarter, improved from the 45.9% at the end of the prior quarter. On a pro-forma basis, adjusting for the non-accrual loan that paid off subsequent to quarter-end, this ratio would have been 38.8%. During the third quarter 2012, loans delinquent 30-89 days were $1.3 million or 0.19% of total loans, which is consistent with the levels experienced over the last year. Troubled debt restructurings ("TDRs") were $11.5 million at the end of third quarter, up from $10.8 million at the end of the second quarter mainly due to the extension of terms on problem loans during the third quarter.

At September 30, 2012, the allowance for loan and lease losses (ALLL) was $18.0 million, or 2.65% of total loans, compared to $18.1 million, or 2.73% of total loans at the end of the prior quarter. The decrease in the ALLL to total loans ratio is due to continued decreases in the historical loss experience of the loan portfolio and from decreases in loans risk-graded substandard which declined $3.4 million in the third quarter. Special mention loans at the end of the third quarter were substantially unchanged from the prior quarter. Net loan charge-offs were $1.4 million in the third quarter, as compared to $4.7 million in the second quarter and $2.4 million in the third quarter of 2011. Of the $1.4 million of net charge-offs in the quarter, 86% relates to a single credit relationship, for which the borrower is under investigation for fraud.

A summary of key metrics related to asset quality follows (dollars in millions):

	September 30, 2012	June 30, 2012	September 30, 2011
Classified Loans	$57.6	$60.9	$55.3
Classified Assets	$58.5	$62.3	$58.3
Classified Assets / Tier 1 + ALLL	41.58%	45.92%	44.42%
Non-Performing Assets / Total Assets	1.99%	2.14%	1.56%
ALLL / Gross Loans	2.65%	2.73%	3.15%
Non-Performing Loans	$20.5	$20.9	$13.1
Net Charge-Offs / Average Loans, Annualized	0.85%	2.86%	1.43%
OREO	$0.6	$1.1	$2.2
30-89 Day Delinquent Loans	$1.3	$0.8	$0.6
Non-Performing Loans to Total Gross Loans	3.02%	3.15%	2.02%

Balance Sheet: Total assets as of September 30, 2012 were $1,058.7 million, $34.9 million higher than reported in the prior quarter. The primary reason for the increase in total assets was the investment of funds received as a result of improving deposit levels. The primary areas of asset growth were the $14.7 million growth in the gross loan portfolio, the $3.3 million increase in mortgage loans held for sale and the $11.6 million increase in cash and cash equivalents as several large deposits arrived at quarter-end. Also contributing to asset growth was the reversal of the remaining DTA valuation allowance of $4.1 million, which is the primary cause for the increase in the DTA. The growth in the loan portfolio was primarily due to a $25.9 million increase in real estate secured loans, mainly farmland and commercial real estate loans due in large part to production from the new lending team hires completed in the first part of the year. The increase in real estate secured loans was partially offset by a $12.5 million reduction in commercial loans, largely commercial and industrial (C & I) loans. In the third quarter of 2012, $36.5 million of loans paid-off as a combination of loan pay-downs, normal amortization and charge-offs. This decrease was more than offset by advances against new loan portfolio production of $53.9 million. At September 30, 2012, the loan pipeline remains robust with opportunities for continued loan growth, as investments in lending staff and customer relationship managers in the first half of 2012 continue to yield new lending opportunities across all loan portfolio segments but most notably commercial real estate and agriculture.

At September 30, 2012, the investment security portfolio totaled $261.5 million, up $0.7 million from the prior quarter-end. Actions continued during the third quarter to sell faster paying, lower yielding collateralized mortgage obligation securities (CMOs) and mortgage backed securities (MBSs), which were exposed to prepayment and reinvestment risk. The sustained low interest rate environment, government asset purchases and strong investor demand for liquid investments has kept mortgage rates near all-time lows and is driving fast prepayment speeds resulting in faster amortization of premium expense and reinvestment risk for fixed income investors. In the third quarter, $0.3 million in securities gains were recognized through the sale of $41.9 million of securities. This gain was $0.7 million less than the gain recognized in the second quarter due to the type and volume of securities sold. During the second quarter of 2012, longer maturity taxable municipals were sold with much larger embedded gains as compared to the MBS and CMOs that were sold during the third quarter. The net unrealized gain/(loss) in the investment security portfolio at September 30, 2012 was $6.3 million. Year to date, the Company has recognized $1.7 million in investment securities gains, $0.5 million more than the same period last year.

The following are the major components of the investment portfolio:

(dollar amounts in thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Obligations of U.S. government agencies	$ 3,957	$ 4,124	$ 4,400
Mortgage backed securities
U.S. government sponsored entities and agencies	109,221	124,616	139,888
Non-agency	43,906	38,204	31,427
State and municipal securities	63,271	59,235	47,954
Corporate debt securities	30,675	27,907	23,060
Other	10,421	6,700	2,125
Total	$ 261,451	$ 260,786	$ 248,854

MBS comprise 59% of the investment securities portfolio (including 42% agency issued), while state and municipal bonds comprise 24%, corporate bonds comprise 12% and other securities comprise the remaining 5%. At September 30, 2012, the investment securities portfolio had a weighted average effective duration of 3.06 years and a weighted average credit rating of AA.

Mortgage originations were $56.9 million in the third quarter, $3.0 million more than second quarter originations of $53.9 million. The Bank primarily originates conforming residential mortgage loans, which are almost all sold to investors shortly following origination. However, in the third quarter of 2012, the Company originated and placed $4.6 million of non-conforming, adjustable rate mortgages into its portfolio. Low interest rates, an increased sales force, expansion into Ventura County and greater marketing efforts have all contributed to mortgage growth this year. Gain on sale of consumer mortgages and related fees contributed $1.2 million to non-interest income in the third quarter, $0.1 million higher than the prior quarter.

Total liabilities grew $27.3 million during the third quarter to $916.4 million as compared to $889.1 million at the end of the second quarter of 2012. The growth in total liabilities was primarily due to growth in total deposits which increased $21.1 million in third quarter to $855.0 million, due to a combination of enhanced deposit gathering efforts across all branches and new customer relationships brought to the Bank as a result of the new lending and customer relationship manager hires completed in the first part of the year. Non-interest bearing demand deposits grew $17.5 million and savings, NOW and money market account balances grew $11.2 million during the third quarter of 2012. These increases in deposit balances were partially offset by a $7.5 million decline in time deposits as depositors appear to prefer liquidity over the relatively small additional interest that can be earned in time deposits. Non-interest bearing DDA deposits comprised 31% of total deposits, while core deposits (defined as deposits exclusive of certificates of deposit greater than $100 thousand and any brokered deposits) were 90% of total deposits, each as of September 30, 2012.

Federal Home Loan Bank (FHLB) borrowings increased $6.0 million to $46.0 million at the end of the third quarter, of which $9.5 million were in over-night borrowings and were subsequently paid off at the beginning of October.

Deferred Tax Assets: The Company's deferred tax asset at September 30, 2012 was $22.9 million, up $3.5 million from the prior quarter due primarily to the reversal of the remaining $4.1 million of the DTA valuation allowance in the third quarter. In 2010, the Company established a partial DTA valuation allowance of $7.1 million against a gross deferred tax asset of $28.2 million due to uncertainty as to whether the Company would have sufficient future profitability to utilize all of its deferred tax assets. This partial valuation allowance was determined based on the results of the Company's ongoing assessment of the expected realization of DTA utilization over a forecast period. In 2011, the Company's pre-tax earnings increased by $28.9 million over 2010 pre-tax losses and as part of management's quarterly analysis of the DTA valuation allowance, it reduced the valuation allowance $1.5 million in the fourth quarter of 2011. Since that time, management has continued to model its DTA valuation allowance quarterly and further released portions of the valuation allowance by $0.8 million in the first quarter and $0.7 million in the second quarter of 2012 as the Company demonstrated continued profitability and overall credit quality indicators in the loan portfolio improved.

Management reassesses the need for the valuation allowance quarterly by updating earnings forecasts and assessing both positive and negative evidence related to the realizability of the Company's DTA. Based on its assessment as of September 30, 2012, management concluded that it was now more likely than not that such DTA will be fully realized. Management's assessment was influenced by the quality and amount of earnings in 2012, coupled with those of 2011 and near-term projections for the fourth quarter of 2012 and the full year 2013. Management further considered improving asset quality metrics and capital levels.

Capital Position:  As of September 30, 2012, the Company and the Bank continued to maintain their strong capital positions and both entities remain above the minimums generally required to be considered a "well-capitalized" institution for regulatory purposes. Both the Company and the Bank are committed to maintaining strong capital levels and deploy active capital management to hedge against risk, support balance sheet growth and to provide an adequate return to our shareholders. The Company remains current with regard to the interest it pays on its junior subordinated debentures and is current with regard to the dividends it pays on its TARP preferred stock.

	For the Quarters Ended
	September 30, 2012	June 30, 2012	September 30, 2011	MOU Required Minimum	Well Capitalized Regulatory Requirement	Percent Excess Above Requirement	Dollar Excess Above Requirement
Heritage Oaks Bancorp
Tier 1 leverage ratio	12.15%	11.88%	11.56%	N/A	5.00%	7.15%	$ 72,240
Tier 1 risk based ratio	14.92%	14.50%	14.37%	N/A	6.00%	8.92%	$ 73,398
Total risk based capital ratio	16.19%	15.76%	15.63%	N/A	10.00%	6.19%	$ 50,880
Tangible common equity to tangible assets	10.06%	9.64%	9.13%

Heritage Oaks Bank
Tier 1 leverage ratio	11.75%	11.46%	11.30%	10.00%	5.00%	1.75%	$ 17,658
Tier 1 risk based ratio	14.40%	13.94%	14.01%	N/A	6.00%	8.40%	$ 69,016
Total risk based capital ratio	15.66%	15.21%	15.28%	N/A	10.00%	5.66%	$ 46,524
Tangible common equity to tangible assets	12.75%	12.47%	12.26%

Liquidity:  Our liquidity ratio (total cash and cash equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained at 35.1% at the end of the third quarter. At quarter-end, the Bank had remaining borrowing capacity with the FHLB of approximately $173.6 million. The Bank also has a collateralized borrowing facility with the Federal Reserve Bank of $7.4 million and has the ability to purchase federal funds under correspondent bank lines of credit in the aggregate amount of $37.0 million as of September 30, 2012. Additionally, $254.2 million of the Company's $261.5 million investment securities portfolio was unpledged and available as on-balance sheet liquidity as of third quarter-end.

Conference Call

The Company will host a conference call to discuss these third quarter results at 8:00 a.m. PDT on October 26, 2012. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 42223936, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and two branch offices in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and two branch offices in Santa Maria, as well as a loan production office in Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Certain matters discussed in this earnings release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future performance, developments or events, including expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods may constitute forward-looking statements. These statements are based upon our management's current expectations and speak only as of the date hereof. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from stated expectations. Specific factors include, but are not limited to the continued weak economic recovery in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the memoranda of understanding we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions in both the United States and abroad. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. Heritage Oaks Bancorp assumes no obligation, and specifically disclaims any obligation to revise or update such forward-looking statements for any reason.

Use of Non-GAAP Financial Information

Heritage Oaks Bancorp provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Earnings before income taxes and provision for loan losses, a non-GAAP financial measure, is presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to earnings before income taxes and provision for loan losses is provided at the end of the tables below.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(unaudited)
(dollar amounts in thousands)	9/30/2012	6/30/2012	9/30/2011
Assets
Cash and due from banks	$ 22,917	$ 19,308	$ 18,339
Interest bearing due from banks	21,259	13,250	8,383
Total cash and cash equivalents	44,176	32,558	26,722

Securities available for sale	261,451	260,786	248,854
Federal Home Loan Bank stock, at cost	4,575	4,575	4,684
Loans held for sale	12,590	9,333	13,130
Gross loans	678,348	663,670	648,194
Net deferred loan fees	(977)	(972)	(1,210)
Allowance for loan losses	(17,987)	(18,149)	(20,409)
Net loans	659,384	644,549	626,575
Property, premises and equipment	15,238	15,385	5,764
Deferred tax assets, net	22,897	19,422	19,240
Bank owned life insurance	15,223	15,097	14,029
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,426	1,511	1,771
Other real estate owned	615	1,075	2,191
Other assets	10,055	8,434	9,108
Total assets	$ 1,058,679	$ 1,023,774	$ 983,117

Liabilities
Deposits
Demand, non-interest bearing	267,199	249,740	228,236
Savings, NOW, and money market	410,147	398,949	368,430
Time deposits under $100K	88,738	93,584	107,959
Time deposits of $100K or more	88,948	91,640	97,108
Total deposits	855,032	833,913	801,733
Short term FHLB borrowing	9,500	3,500	11,000
Long term FHLB borrowing	36,500	36,500	25,500
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	7,114	6,923	10,605
Total liabilities	916,394	889,084	857,086

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value
issued and outstanding: 21,000 shares	20,441	20,347	20,068
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 25,288,430; 25,234,262; and 25,081,819 as of
September 30, 2012; June 30, 2012; and September 30, 2011, respectively	101,296	101,237	101,140
Additional paid in capital	7,240	7,134	6,920
Retained earnings/(accumulated deficit)	6,004	(68)	(6,543)
Accumulated other comprehensive income	3,700	2,436	842
Total stockholders' equity	142,285	134,690	126,031
Total liabilities and stockholders' equity	$ 1,058,679	$ 1,023,774	$ 983,117

Book value per common share	$ 4.65	$ 4.36	$ 4.04

Tangible book value per common share	$ 4.16	$ 3.86	$ 3.53

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	9/30/2012	6/30/2012	9/30/2011
Interest Income
Interest and fees on loans	$ 9,716	$ 9,646	$ 10,174
Interest on investment securities	1,783	1,730	1,880
Other interest income	20	25	18
Total interest income	11,519	11,401	12,072
Interest Expense
Interest on savings, NOW and money market deposits	288	291	361
Interest on time deposits under $100 K	205	235	350
Interest on time deposits in denominations of $100 K or more	226	248	363
Other borrowings	215	221	143
Total interest expense	934	995	1,217
Net interest income before provision for loan losses	10,585	10,406	10,855
Provision for loan losses	1,286	3,064	1,086
Net interest income after provision for loan losses	9,299	7,342	9,769
Non-Interest Income
Fees and service charges	611	663	659
Mortgage gain on sale and origination fees	1,181	1,035	734
Debit/credit card fee income	460	443	430
Earnings on bank owned life insurance	148	152	147
Gain on sale of investment securities	329	1,064	595
Gain / (Loss) on sale of other real estate owned	102	10	(266)
Other Income	153	127	258
Total non-interest income	2,984	3,494	2,557
Non-Interest Expense
Salaries and employee benefits	4,532	4,454	4,434
Equipment	395	423	399
Occupancy	728	797	888
Promotional	171	124	156
Data processing	551	694	801
OREO related costs	54	65	162
Write-downs of foreclosed assets	53	33	89
Regulatory assessment costs	371	316	503
Audit and tax advisory costs	146	169	188
Director fees	126	123	102
Outside services	730	546	296
Provision for potential mortgage repurchases	125	739	329
Amortization of intangible assets	86	86	96
Other general operating costs	727	564	607
Total non-interest expense	8,795	9,133	9,050
Income before (benefit from) / provision for income taxes	3,488	1,703	3,276
(Benefit from) / provision for income taxes	(2,940)	(194)	1,157
Net income	6,428	1,897	2,119
Dividends and accretion on preferred stock	357	375	373
Net income available to common shareholders	$ 6,071	$ 1,522	$ 1,746

Weighted Average Shares Outstanding
Basic	25,089,325	25,076,226	25,054,027
Diluted	26,430,717	26,399,117	26,254,045
Earnings Per Common Share
Basic	$ 0.24	$ 0.06	$ 0.07
Diluted	$ 0.23	$ 0.06	$ 0.07

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)
	For the Nine Months Ended
(dollar amounts in thousands except per share data)	9/30/2012	9/30/2011
Interest Income
Interest and fees on loans	$ 29,289	$ 31,132
Interest on investment securities	5,311	5,016
Other interest income	72	67
Total interest income	34,672	36,215
Interest Expense
Interest on savings, NOW and money market deposits	874	1,171
Interest on time deposits under $100 K	707	1,138
Interest on time deposits in denominations of $100 K or more	734	1,212
Other borrowings	617	396
Total interest expense	2,932	3,917
Net interest income before provision for loan losses	31,740	32,298
Provision for loan losses	7,681	5,370
Net interest income after provision for loan losses	24,059	26,928
Non-Interest Income
Fees and service charges	1,948	1,820
Mortgage gain on sale and origination fees	3,071	1,750
Debit/credit card fee income	1,322	1,211
Earnings on bank owned life insurance	452	444
Gain on sale of investment securities	1,696	1,187
Gain / (loss) on sale of other real estate owned	112	(587)
Other income	399	691
Total non-interest income	9,000	6,516
Non-Interest Expense
Salaries and employee benefits	13,522	13,371
Equipment	1,223	1,327
Occupancy	2,542	2,768
Promotional	432	491
Data processing	1,911	2,253
OREO related costs	217	556
Write-downs of foreclosed assets	86	968
Regulatory assessment costs	1,238	1,834
Audit and tax advisory costs	473	514
Director fees	358	338
Outside services	1,572	1,035
Provision for potential mortgage repurchases	982	329
Amortization of intangible assets	258	356
Other general operating costs	1,843	1,957
Total non-interest expense	26,657	28,097
Income before (benefit from) / provision for income taxes	6,402	5,347
(Benefit from) / provision for income taxes	(3,508)	1,753
Net income	9,910	3,594
Dividends and accretion on preferred stock	1,113	1,108
Net income available to common shareholders	$ 8,797	$ 2,486

Weighted Average Shares Outstanding
Basic	25,074,405	25,046,569
Diluted	26,354,643	26,252,601
Earnings Per Common Share
Basic	$ 0.35	$ 0.10
Diluted	$ 0.33	$ 0.10

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Nine Months Ended
PROFITABILITY / PERFORMANCE RATIOS	9/30/2012	6/30/2012	9/30/2011	9/30/2012	9/30/2011
Net interest margin	4.36%	4.41%	4.67%	4.49%	4.73%
Return on average equity	18.60%	5.66%	6.67%	9.81%	3.88%
Return on average common equity	21.40%	5.55%	6.83%	10.65%	3.34%
Return on average tangible common equity	24.08%	6.28%	7.83%	12.04%	3.85%
Return on average assets	2.46%	0.75%	0.85%	1.31%	0.49%
Non interest income to total net revenue	21.99%	25.14%	19.07%	22.09%	16.79%
Yield on interest earning assets	4.75%	4.84%	5.19%	4.91%	5.30%
Cost of interest bearing liabilities	0.58%	0.63%	0.78%	0.62%	0.82%
Cost of funds	0.42%	0.46%	0.57%	0.45%	0.62%
Operating efficiency ratio (1)	65.47%	69.75%	66.52%	67.03%	68.61%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	3.02%	3.15%	2.02%
Non-performing loans to equity	14.39%	15.50%	10.38%
Non-performing assets to total assets	1.99%	2.14%	1.56%
Allowance for loan losses to total gross loans	2.65%	2.73%	3.15%
Net charge-offs to average loans outstanding, annualized	0.85%	2.86%	1.43%	1.81%	1.97%
Classified assets to Tier I + ALLL	41.58%	45.92%	44.42%

CAPITAL RATIOS

Company
Leverage ratio	12.15%	11.88%	11.56%
Tier I Risk-Based Capital Ratio	14.92%	14.50%	14.37%
Total Risk-Based Capital Ratio	16.19%	15.76%	15.63%

Bank
Leverage ratio	11.75%	11.46%	11.30%
Tier I Risk-Based Capital Ratio	14.40%	13.94%	14.01%
Total Risk-Based Capital Ratio	15.66%	15.21%	15.28%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	9/30/2012			6/30/2012			9/30/2011
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ --	0.00%	$ --	$ 33	2.64%	$ --
Interest bearing due from banks	13,042	0.15%	5	15,032	0.13%	5	16,368	0.17%	7
Investment securities taxable	204,291	2.45%	1,256	206,391	2.42%	1,241	201,756	2.94%	1,497
Investment securities non taxable	62,634	3.35%	527	57,480	3.42%	489	38,355	3.95%	382
Other investments	6,478	0.92%	15	6,531	1.23%	20	6,659	0.71%	12
Loans (1)	678,655	5.70%	9,716	662,661	5.85%	9,646	659,443	6.12%	10,174
Total earning assets	965,100	4.75%	11,519	948,095	4.84%	11,401	922,614	5.19%	12,072
Allowance for loan losses	(18,207)			(20,068)			(21,530)
Other assets	92,880			89,003			83,012
Total assets	$ 1,039,773			$1,017,030			$ 984,096

Interest Bearing Liabilities
Interest bearing demand	$ 70,664	0.13%	$ 23	$ 64,570	0.11%	$ 17	$ 64,063	0.12%	$ 20
Savings	36,454	0.10%	9	35,293	0.10%	9	36,337	0.12%	11
Money market	295,792	0.34%	256	285,105	0.37%	265	270,596	0.48%	330
Time deposits	182,138	0.94%	431	188,737	1.03%	483	210,154	1.35%	713
Total interest bearing deposits	585,048	0.49%	719	573,705	0.54%	774	581,150	0.73%	1,074
Federal Home Loan Bank borrowing	45,527	1.48%	169	54,995	1.21%	166	31,810	1.27%	102
Junior subordinated debentures	8,248	2.22%	46	8,248	2.68%	55	8,248	1.97%	41
Total borrowed funds	53,775	1.59%	215	63,243	1.41%	221	40,058	1.42%	143
Total interest bearing liabilities	638,823	0.58%	934	636,948	0.63%	995	621,208	0.78%	1,217
Non interest bearing demand	255,241			236,421			226,595
Total funding	894,064	0.42%	934	873,369	0.46%	995	847,803	0.57%	1,217
Other liabilities	8,252			8,873			10,291
Total liabilities	$ 902,316			$ 882,242			$ 858,094

Stockholders' Equity
Total stockholders' equity	137,457			134,788			126,002
Total liabilities and stockholders' equity	$ 1,039,773			$1,017,030			$ 984,096

Net interest margin		4.36%			4.41%			4.67%

Interest Rate Spread		4.17%	$10,585		4.21%	$ 10,406		4.41%	$ 10,855

(1) Non-accrual loans have been included in total loans.

AVERAGE BALANCES AND RATES	Nine Months Ended
	9/30/2012			9/30/2011
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ 77	1.74%	$ 1
Interest bearing due from banks	14,920	0.16%	18	16,337	0.20%	24
Federal funds sold	--	0.00%	--	936	0.00%	--
Investment securities taxable	201,517	2.57%	3,883	178,095	2.91%	3,880
Investment securities non taxable	54,901	3.47%	1,428	39,535	3.84%	1,136
Other investments	6,532	1.10%	54	7,452	0.75%	42
Loans (1)	665,365	5.88%	29,289	670,710	6.21%	31,132
Total interest earning assets	$ 943,235	4.91%	$ 34,672	$ 913,142	5.30%	$36,215
Allowance for loan losses	(19,227)			(23,702)
Other assets	88,317			84,994
Total assets	$ 1,012,325			$ 974,434

Interest Bearing Liabilities
Interest bearing demand	$ 66,474	0.11%	$ 55	$ 64,362	0.16%	$ 79
Savings	35,251	0.10%	27	32,020	0.15%	37
Money market	286,040	0.37%	792	274,112	0.51%	1,055
Time deposits	186,264	1.03%	1,442	219,764	1.43%	2,350
Total interest bearing deposits	$ 574,029	0.54%	$ 2,316	$ 590,258	0.80%	$ 3,521
Federal Reserve Bank borrowings	50,115	1.25%	468	38,783	0.93%	271
Junior subordinated debentures	8,248	2.40%	148	8,248	2.03%	125
Total borrowed funds	58,363	1.41%	616	47,031	1.13%	396
Total interest bearing liabilities	632,392	0.62%	2,932	637,289	0.82%	3,917
Non interest bearing demand	235,588			202,936
Total funding	867,980	0.45%	2,932	840,225	0.62%	3,917
Other liabilities	9,454			10,225
Total liabilities	$ 877,434			$ 850,450

Stockholders' Equity
Total stockholders' equity	134,891			123,984
Total liabilities and stockholders' equity	$ 1,012,325			$ 974,434

Net interest margin		4.49%			4.73%

Interest Rate Spread		4.29%	$ 31,740		4.48%	$32,298
(1) Non-accrual loans have been included in total loans.

Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	9/30/2012	6/30/2012	9/30/2011
Real Estate Secured
Multi-family residential	$ 16,429	$17,168	$ 15,931
Residential 1 to 4 family	37,837	33,859	21,418
Home equity lines of credit	32,422	31,290	30,388
Commercial	374,799	366,100	363,486
Farmland	23,416	10,559	10,432
Total real estate secured	484,903	458,976	441,655
Commercial
Commercial and industrial	119,496	130,916	134,048
Agriculture	17,948	19,022	15,864
Other	66	72	101
Total commercial	137,510	150,010	150,013
Construction
Single family residential	11,267	9,810	11,513
Single family residential - Spec.	420	349	250
Multi-family	787	1,574	1,687
Commercial	14,401	12,261	7,107
Total construction	26,875	23,994	20,557
Land	23,633	25,002	29,130
Installment loans to individuals	5,146	5,477	6,644
All other loans (including overdrafts)	281	211	195
Total gross loans	678,348	663,670	648,194
Deferred loan fees	977	972	1,210
Allowance for loan losses	17,987	18,149	20,409
Total net loans	$ 659,384	$ 644,549	$ 626,575
Loans held for sale	$ 12,590	$ 9,333	$ 13,130

	For the Quarters Ended
Deposits	9/30/2012	6/30/2012	9/30/2011
Demand, non-interest bearing	$ 267,199	$ 249,740	$ 228,236
Interest-bearing demand	75,187	71,779	62,036
Savings	36,940	36,529	33,125
Money market	298,020	290,641	273,269
Time deposits	177,686	185,224	205,067
Total deposits	$ 855,032	$ 833,913	$ 801,733

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets

	For the Quarters Ended
Allowance for Loan Losses	9/30/2012	6/30/2012	9/30/2011
Balance, beginning of period	$ 18,149	$ 19,801	$ 21,700
Provision for loan losses	1,286	3,064	1,086
Loans charge-off
Residential 1 to 4 family	106	--	--
Home equity lines of credit	--	--	278
Commercial real estate	--	2,354	366
Commercial and industrial	261	619	1,098
Agriculture	1,250	--	59
Construction	92	576	47
Land	--	1,383	--
Installment loans to individuals	9	9	66
Total loan charge-offs	1,718	4,941	1,914
Recoveries of loans previously charged-off	270	225	610
Charge-offs related to loan sales
Home equity lines of credit	--	--	57
Commercial real estate	--	--	655
Farmland	--	--	290
Commercial and industrial	--	--	46
Land	--	--	25
Net charge-offs related to loan sales	--	--	1,073
Balance, end of period	$ 17,987	$ 18,149	$ 20,409

Net charge-offs	$ 1,448	$ 4,716	$ 2,377

	For the Quarters Ended
Non-Performing Assets	9/30/2012	6/30/2012	9/30/2011
Loans on non-accrual status
Residential 1-4 family	$ 907	$ 511	$ 661
Home equity lines of credit	381	384	360
Commercial real estate	4,428	4,884	4,840
Farmland	1,089	--	--
Commercial and industrial	3,243	2,401	1,874
Agriculture	1,075	2,332	1,208
Construction	1,840	1,932	937
Land	7,300	8,352	3,206
Installment	206	82	--
Total non-accruing loans	$ 20,469	$ 20,878	$ 13,086
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing loans	20,469	20,878	13,086
Other real estate owned (OREO)	615	1,075	2,191
Other repossessed assets	--	--	43
Total non-performing assets	$ 21,084	$ 21,953	$ 15,320

	For the Quarters Ended
Classified assets	9/30/2012	6/30/2012	9/30/2011
Loans	$ 57,553	$ 60,937	$ 55,254
Other real estate owned (OREO)	615	1,075	2,191
Other	342	310	895
Total classified assets	$ 58,510	$ 62,322	$ 58,340

Classified assets to Tier I + ALLL	41.58%	45.92%	44.42%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit.

The following tables reconcile the quarter to date and year to date changes in the balance of loans on non-performing status during 2012:

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

(dollar amounts in thousands)	Balance June 30, 2012	Additions	Net Paydowns	Advances	Transfers to Foreclosed Collateral	Returns to Accrual Status	Net Charge-offs	Transfers to Held for Sale	Balance September 30, 2012
Real Estate Secured
Residential 1 to 4 family	$ 511	$ 514	$ (12)	$ --	$ --	$ --	$ (106)	$ --	$ 907
Home equity line of credit	384	--	(3)	--	--	--	--	--	381
Commercial	4,884	--	(456)	--	--	--	--	--	4,428
Farmland	--	1,089	--	--	--	--	--	--	1,089
Commercial
Commercial and industrial	2,401	1,299	(196)	--	--	--	(261)	--	3,243
Agriculture	2,332	--	(7)	--	--	--	(1,250)	--	1,075
Construction
Commercial	1,932	--	--	--	--	--	(92)	--	1,840
Land	8,352	63	(1,115)	--	--	--	--	--	7,300
Installment loans to individuals	82	137	(4)	--	--	--	(9)	--	206

Totals	$ 20,878	$ 3,102	$ (1,793)	$ --	$ --	$ --	$ (1,718)	$ --	$ 20,469
Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

(dollar amounts in thousands)	Balance December 31, 2011	Additions	Net Paydowns	Advances	Transfers to Foreclosed Collateral	Returns to Accrual Status	Net Charge-offs	Transfers to Held for Sale	Balance September 30, 2012
Real Estate Secured
Residential 1 to 4 family	527	514	(28)	--	--	--	(106)	--	907
Home equity line of credit	359	65	(43)	--	--	--	--	--	381
Commercial	4,551	6,592	(805)	--	--	(3,556)	(2,354)	--	4,428
Farmland	--	1,089	--	--	--	--	--	--	1,089
Commercial
Commercial and industrial	1,625	5,236	(703)	--	(344)	--	(2,571)	--	3,243
Agriculture	2,327	484	(36)	--	--	--	(1,700)	--	1,075
Construction
Single family residential	937	--	(937)	--	--	--	--	--	--
Commercial	--	2,508	--	--	--	--	(668)	--	1,840
Land	1,981	9,217	(1,582)	--	(162)	--	(2,154)	--	7,300
Installment loans to individuals	61	180	(6)	--	--	--	(29)	--	206

Totals	$ 12,368	$ 25,885	$ (4,140)	$ --	$ (506)	$ (3,556)	$ (9,582)	$ --	$ 20,469

The following tables reconcile the quarter to date and year to date changes in the balance of OREO during 2012:

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

(dollar amounts in thousands)	Balance June 30, 2012	Additions	Sales	Writedowns	Balance September 30, 2012
Real Estate Secured
Residential 1 to 4 family	$ 431	$ --	$ --	$ (31)	$ 400
Commercial	215	--	--	--	215
Construction
Single family residential - Spec.	397	--	(397)	--	--
Land	32		--	(32)	--

Totals	$ 1,075	$ --	$ (397)	$ (63)	$ 615

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

(dollar amounts in thousands)	Balance December 31, 2011	Additions	Sales	Writedowns	Balance September 30, 2012
Real Estate Secured
Residential 1 to 4 family	$ --	$ 607	$ (176)	$ (31)	$ 400
Commercial	215	--	--	--	215
Construction
Single family residential - Spec.	423	--	(397)	(26)	--
Tract	100	--	(100)	--	--
Land	179	162	(300)	(41)	--

Totals	$ 917	$ 769	$ (973)	$ (98)	$ 615

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the three months ended
(dollar amounts in thousands)	9/30/2012	6/30/2012	9/30/2011
GAAP Net Income	$ 6,428	$ 1,897	$ 2,119
Adjusted for:
(Benefit from) / provision for income taxes	(2,940)	(194)	1,157
Provision for loan losses	1,286	3,064	1,086

Non-GAAP earnings before income taxes and provision for loan losses	$ 4,774	$ 4,767	$ 4,362
CONTACT: Simone Lagomarsino, CEO
         805-369-5260

         Tom Tolda, CFO
         805-369-5107